EXHIBIT 99.1

August 7, 2009
Dear Fellow Shareholder,
With only days remaining before the August 14 Annual Meeting, I’d like to focus on the simple, but critical choice our shareholders face between moving forward with Tecumseh’s recovery or changing back to the failed leadership of the Herricks that led the Company to the brink of bankruptcy in early 2007.
It’s been about two years since I took the helm of the Company. Unfortunately, during more than half of that time, we’ve been contending with the distraction stemming from the Herricks’ filing of wasteful lawsuits and use of their disproportionate voting power to attempt to regain control of the Company they nearly destroyed. They have obsessively pursued this goal, despite the fact that they have significantly reduced their historical holdings in the Company, and they’ve funded these efforts with millions of dollars which are, we believe, misappropriated from their charitable foundation. The Herricks have refused to share any detailed information about their proposed plan for the future of Tecumseh and have proposed initiatives that, we believe, will deplete the Company of all its cash in 18 months. The stark differences between our two visions for Tecumseh could not be more clear.
I have heard firsthand from many fellow shareholders that they want to stop the seemingly endless cycle of attacks instigated by the Herricks. Like me, they believe this pattern will ultimately destroy Tecumseh. The most important question for shareholders as we approach the Annual Meeting is this:
What will allow us to move beyond this destructive cycle – and enable us to exclusively focus on our efforts to unlock the value of the enterprise for all shareholders?
I believe the answer is clear. Taken together, our two proposals – the election of a highly qualified, independent Board and the implementation of a modern, single-class share structure that aligns voting power with economic interest – present the best opportunity to move beyond the Herricks’ costly disputes that are weighing down the Company. Our two proposals will establish a governance structure that will protect the interests of ALL shareholders and facilitate the value creation you should expect. Because the Herricks have proven unwilling to settle for anything short of control, unless both of these critical proposals are implemented, one should anticipate that the current pattern of Herrick-instigated, Foundation-funded disputes will continue unabated.
Your vote WILL determine the future of Tecumseh. I urge you to vote FOR the
Company’s proposals using the WHITE proxy card today.
OUR NOMINEES – THE RIGHT QUALIFICATIONS FOR TECUMSEH’S FUTURE
While we have made considerable progress in implementing our strategic plan for building shareholder value and restoring Tecumseh’s brand, much work remains. The global economic downturn – and the vestiges of the destructive decisions made by the Herricks when they ran the Company – have complicated this task. Our director nominees are up to the challenge. After a thorough search process, we assembled a slate of nominees based on what Tecumseh needs in order to achieve our ambitious objectives during these challenging times. This is not the time to put the Company’s progress at risk by introducing candidates with mediocre qualifications and erratic patterns of leadership who are willing to put Herrick interests ahead of other shareholders – or creating a divided, immobilized Board.
The qualifications of our new and incumbent nominees are simply outstanding. As part of our ongoing focus on achieving world-class standards and practices, we have placed the highest priority on strengthening the Company’s corporate governance. Our nominees are highly qualified and experienced, with diverse perspectives – and complementary financial, operational and managerial skills. Except for me, all of the Board’s nominees are independent.

Before you review our nominees, I’d like to address the Herricks’ assertion that Tecumseh is engaged in the narrow business of manufacturing hermetically sealed compressors and that the Company’s Board and management team lack sufficient industry expertise. I believe the Herricks have understated the breadth of the Company’s business and market opportunity and in doing so, do not appreciate the importance of individual expertise outside of this narrowly defined space.
Tecumseh serves as an integrated supplier to many industries, producing a wide and growing set of applications that: improve the human condition through the science of heat transfer, providing products that comfort us and preserve our food supply. This diverse group of industries includes HVAC, commercial and residential refrigeration, transportation, medical, military and many others.
We are also engaged in the engineering and design of the systems that deliver heat transfer. A heat transfer system is composed of multiple electrical and mechanical subsystems, which are all highly engineered and require skill sets common to many other industries. As a result, we participate throughout the supply chain. We design, sell and distribute compressors, condensing units and complete refrigeration systems. In addition, we provide applied engineering and warranty and other customer services.
Given the diversity of the markets we serve and the wide range of skills required in the engineering of heat transfer systems, we believe the Company has drawn on the appropriate collection of experience in its Board nominees, as well in our management team. For more information about the diverse qualifications of our management team, please visit http://tecumseh.investorroom.com, click on 2009 Annual Meeting and select MANAGEMENT TEAM.
Our New Nominees

•	Leonard Anthony has more than 25 years of financial and operational experience as a top executive at several steel companies. Until July 2008, he served as the President and CEO of WCI Steel (n/k/a Severstal Steel) and was previously the CFO and Treasurer of International Steel Group, a Fortune 500 company. He is regarded by his peers as an experienced turnaround leader, with a proven ability to expedite process and policy changes that drive bottom-line success, and is recognized in the United States as a seasoned financial expert. Mr. Anthony’s time in the steel and related industries also gives him insight into supply-chain challenges and opportunities, both in the U.S. and internationally.

•	William Barker has substantial leadership experience in the manufacturing sector, both in the United States and abroad. Mr. Barker served as a senior executive at Rexam PLC, a global consumer packaging company and beverage can-maker with $7.5 billion in annual revenue, and as President, Textron Fastening System Commercial Solutions Group, a unit of Textron, a Fortune 500 company. Known for his innovative thinking in regard to product development and operational processes, Mr. Barker has also led major lean initiatives around the world. He is well respected for his commercial and strategic expertise and his hands-on, customer-driven approach.

•	David Bloss, Sr. gained deep experience in industrial and manufacturing businesses while serving as Chairman and CEO of Circor International, which designs, manufactures, and distributes valves and related fluid-control products. He serves as a Director of Magnetek Inc., which develops and manufactures digital power and motion control systems. Mr. Bloss has spent most of his professional life in the businesses of engineered products and materials created for the global marketplace. No stranger to enterprise-wide transformations, Mr. Bloss has been part of nearly 100 substantial transactions that changed the structure and culture of companies that employed him. As a result, he has a strong belief in assertive best practices programs and the need for companies to build a culture of expectations.

•	Greg Smith is former Chairman and CEO of Ford Motor Credit Co., and former President of the Americas and Vice Chairman of Ford Motor Company. He has extensive experience with both the financial and manufacturing aspects of public companies. Mr. Smith’s background includes engineering, product planning, product strategy and platform development for one of the world’s leading global manufacturers. In addition to his technical expertise, he is credited with helping to significantly reorient the way Ford marketed its products. His responsibilities in Dearborn also extended to Capitol Hill involvement, as well as regulatory and compliance activities.

Our Incumbent Nominees

•	William Aziz A director since 2007, he is President of BlueTree Advisors Inc. and has more than 20 years of turnaround and corporate restructuring experience. Mr. Aziz has a reputation for building strong management teams focused on profitability, while promoting strong and flexible thinking to create solutions. He has led restructurings as an executive or board member involving all aspects of balance sheet and operational restructurings in diverse industries, including softwood lumber, steel manufacturing, refrigerated warehousing, transportation, retail, telecommunications, manufacturing and media. Mr. Aziz is currently providing his services as CRO of Hollinger Inc. during its restructuring. He is a director and Vice-Chair of the Investment Committee of OMERS (the $45 billion Ontario Municipal Employees’ Retirement System) and a director of Canada Bread Company, Limited. He has previously served on the boards of Sun-Times Media Group, Inc., Doman Industries Limited and Algoma Steel Inc., among other public and private companies. As a Chartered Accountant, he is recognized as a financial expert in Canada and is an alumnus of Ernst & Young.

•	Jeffry Quinn A Tecumseh Director since 2007, he understands the dynamics of manufacturing companies. He is Chairman, President, and CEO of Solutia Inc., a chemical and performance materials company with approximately $2 billion in annual revenue, where he has enhanced the company’s performance, improved its financial results and strengthened its portfolio of businesses following a 2003 Chapter 11 filing. Solutia’s impressive turnaround came in no small part from Mr. Quinn’s success in transforming Solutia from a domestic-oriented commodity chemical company to the one of the world’s preeminent specialty chemical firms with industry-leading margins. He has worked to establish a corporate culture firmly focused on exceptional performance at every level, with rewards going to those who demonstrate the ability to drive long-term value. Prior to his appointment as Solutia’s CEO in 2004, he served as a senior executive at two other public companies, where he was instrumental in designing and implementing innovative and best-practice compensation and governance programs.

•	Ed Buker As President, CEO and Chairman of the Board, I have been deeply involved in the operations, strategy and product advancements at Tecumseh over the past two years. Before joining Tecumseh, I led Citation Corporation, a supplier of metal components, through a major restructuring initiative, and held executive positions at divisions of global manufacturers Honda and United Technologies Automotive.
Herrick Slate: Hand-Picked and Under-Qualified
When it comes to comparing our competing Board slates, there is no contest. We believe the Herricks’ nominees are not independent of the Herricks, and lack the depth of experience and steady leadership hand evident in our nominees:
•	In addition to Kent Herrick, the Herricks have nominated three people, ALL of whom have prior, undisclosed relationships with Honigman Miller Schwartz and Cohn, the law firm representing Todd and Kent Herrick personally, as well as the Herrick Foundation and Herrick Family Trusts

•	To our knowledge, Kent Herrick has NO public company experience outside of Tecumseh

•	To our knowledge, Steve Lebowski has NEVER served as an executive officer at a public or private company with significant revenue

•	To our knowledge, Zachary Savas has NEVER served on the board of a public company

•	For more information about the inconsistent voting records of Kent Herrick and Steve Lebowski as current Tecumseh directors – including their apparent unwillingness to equip the Company as a world-class competitor or to fulfill their fiduciary duties, please visit http://tecumseh.investorroom.com, click on 2009 Annual Meeting and select HERRICK / LEBOWSKI VOTING RECORDS.

ADOPTING A CAPITAL STRUCTURE THE MARKET WILL APPLAUD – WHAT THE RECAPITALIZATION WILL BRING TO ALL SHAREHOLDERS
The other critical opportunity for shareholders is the approval of a modern one-class share structure for Tecumseh. Today, Tecumseh is one of only a small handful of public companies that remains saddled with an antiquated dual-class structure. It is a structure the Herricks implemented years ago to protect their disproportionate voting power even as they sold their shares. It has served them well in enabling their relentless attempt to regain control of the Company at the expense of all other shareholders.
Many investors and each of the independent proxy advisory firms have voiced their disapproval of our capital structure precisely because it creates the conditions for the kind of disruptive, wasteful challenges mounted by the Herricks. In the past week alone, all three proxy advisory firms – RiskMetrics Group, Glass Lewis & Co. and PROXY Governance – stated their overwhelming support for the Company’s shareholder proposals, including the recapitalization:

“We believe that allowing one vote per share generally operates as a safeguard for common shareholders by ensuring that those who hold a significant minority of shares are able to weigh in on issues set forth by the board, especially in regard to the election of director process. Elimination of the dual voting class structure creates an even playing field for all shareholders as well as a board that is more responsive to all shareholders.” — Glass Lewis & Co.
“...(T)he track record of the dissident [the Herrick Foundation] regarding governance historically has included shareholder unfriendly policies – most notably was the adoption of and long standing failure to eliminate the dual class voting structure which misaligns shareholder voting and economic interests thereby providing a built-in entrenchment mechanism and impediment to change.” — RiskMetrics Group
Our proposal to give equal voting power to each share is essential to corporate governance, and the specific benefits of the recapitalization will immediately increase the attractiveness of the Company’s shares, translating into greater value for ALL shareholders.

Recapitalization Benefits

•	Closer Alignment of Economic Interests and Voting Rights. Currently, the holders of Class B Common Stock control 100% of the voting power, yet they represent less than 30% of the economic interest in the Company. Under the recapitalization plan, all holders will have voting rights that are directly proportional to their economic interests.

•	Increased Liquidity. One potential benefit of the recapitalization is the potential to generate increased trading volume in the single class of stock. As a result of increased liquidity, investors should find it easier to buy and sell Company shares, which can positively impact our stock price.

•	Broader Investment Base. More than 90%[1] of U.S. publicly traded companies have a single voting class of common stock. Studies have shown higher institutional ownership in companies with a single class of common stock vs. a dual class structure.[2] Many leading institutional investors, including the AFL-CIO, California Public Employees’ Retirement System and Morgan Stanley to name a few, have restrictions against investing in companies with dual-class structures.

•	Elimination of Confusion Among Investors. The recapitalization would result in a simplified single class with a “one share, one vote for all” capital structure, which we believe will eliminate confusion about our capital structure among investors. This more logical and simple structure also creates a more attractive stock for investors.

•	Creation of a More Attractive Financing Vehicle. We believe the change to a single, more liquid class of common stock and the elimination of the historical disparity in trading prices and voting rights of our two existing classes of common stock will make the shares a more attractive financing vehicle. This is critical in today’s difficult financial and lending markets.

[1]	Extreme Governance: An Analysis of Dual-Class Firms in the United States, Social Science Research Network (May 2008)

[2]	Do Voting Rights Affect Institutional Investment Decisions? Evidence from Dual-Class Firms, Social Science Research Network (November 2007)

TWO PROPOSALS, TAKEN TOGETHER: A WINNING FORMULA
It is critical that shareholders understand the importance of supporting BOTH our Board nominees and recapitalization proposal as the best opportunity for moving past the current cycle of Herrick-instigated proxy challenges and moving Tecumseh forward.
We have emphasized the importance of an experienced, independent and well-qualified Board. We also believe that returning control to the Herricks would be disastrous for the Company and the value of your investment. The Herricks hope shareholders have forgotten that their management track record was, by all measures, an overwhelming and costly failure. The Herricks also hope shareholders have ignored their consistently disruptive behavior at the expense of all shareholders since their removal by the Board.
Some may ask, why not select one or two directors from the Herrick slate, as a complement to the Company’s nominees? I can point to empirical evidence in asserting that such a “compromise” would be a recipe for continual, Herrick-orchestrated obstruction and, ultimately, an immobilized Board. The Company’s slate was carefully selected for their qualifications and in the belief that the group will be stronger than merely the sum of the individuals. Based on past history of the Herricks and the Board service of Kent Herrick and Steve Lebowski – and based on the behavior and bad judgment of the Herricks when they led the Company and Board – the Herrick nominees are likely to be disruptive and continually prioritize Herrick self-interests over those of all other shareholders.
Supporting all of the Company’s nominees will not, in itself, put an end to the threat posed to Tecumseh’s stability by a relatively small shareholder with an outsized voting interest and self-serving, entitlement mentality. The dual-class structure enables their behavior. Reasonable shareholders can agree that the Herricks’ demand to control the Board despite owning less than 1% of the Company’s economic interest directly and controlling less than 5% of the economic interest through their Foundation, contradicts basic principles of good governance. The Herricks’ disproportionate voting power and influence over the Company is fundamentally unfair to you as a Tecumseh shareholder, and it means they will keep putting their interests ahead of yours. Without a recapitalization, I believe the current outdated capital structure will continue to empower the Herricks to continue their destructive behavior.
Fact vs. Fiction
While the primary purpose of my letter is to underscore the importance of supporting the Company’s Board nominees and recapitalization proposal, it is important to note that the Herricks will say and do just about anything to achieve their goals.
For example, one of the Herricks’ recurring, misleading assertions involves Tecumseh’s financial performance. This week, Tecumseh announced quarterly results that did not reflect the kind of sustained profitability we would like to see, although we did see some improvements from the first quarter. Cash flow from operations improved from the first quarter to the second, despite an increase in spending on one-time costs for legal and governance matters, which escalated from $3.3 million in the former period to $5.0 million in the latter. More than one-third of the $24.1 million in cash used by operations in the first half of this year was attributable to these costs.
It is important to note that we have been dealing with some of the most difficult economic, financial and business conditions in decades, and although we are bruised, we are navigating these conditions to ensure Tecumseh’s future. We have also dealt with wasteful, disruptive challenges from the Herricks resulting in significant unnecessary costs. In addition, we have been forced to incur significant expenses in connection with the current investigation by the U.S. Department of Justice and other governmental authorities into possible anti-competitive practices that may have occurred under Herrick management. Even so, we are aggressively managing costs in an effort to preserve cash that is essential to our long-term plans.
We continue to make strategic improvements – in engineering, new product development, sales and marketing, product quality and service – to restore the promise of the Tecumseh brand. Although we are experiencing short-term pain to our bottom line, we believe we will emerge with stronger fundamentals than before, with a lean organization, adequate cash and liquidity and no expensive debt.

For more examples of false and/or misleading statements the Herricks have made, please see the attachment that accompanies this letter. For additional Annual Meeting-related materials, please visit http://tecumseh.investorroom.com and click on 2009 Annual Meeting.
VOTE FOR BOTH PROPOSALS ON THE WHITE CARD TODAY
Your vote at the 2009 Annual Meeting is critical to the future of the Company, to your investment in Tecumseh, and to halting the seemingly endless cycle of challenges brought by the Herricks in their unmerited attempt to regain control of the Company and preserve their disproportionate voting power.
Supporting Tecumseh’s ability to MOVE FORWARD means:
•	Voting FOR all of your Board’s well-qualified nominees, all of whom have the experience to drive positive momentum in the marketplace and increased shareholder value
AND
•	Voting FOR our recapitalization proposal to achieve a modern capital structure that gives equal voting power to each share, which is in your best interests as a shareholder and will enable the Company to realize its full potential
I thank you for your continued support and urge you to vote for BOTH proposals by signing and returning the WHITE proxy card today.
Sincerely,
Ed Buker
Chairman, President and Chief Executive Officer

Fact vs. Fiction The following are additional examples of the false and/or misleading statements the Herricks have made in their long-running dispute with the Company. The Herricks assert the Board “missed opportunities” to sell the Company. In fact, the Herricks engaged in a fruitless and unauthorized attempt to market the company in mid-2008, in which they: — shared confidential information, we believe, with competitors — worked in cooperation with Gerson Verissimo, former President of Tecumseh do Brasil, who sought to return as president if the Herricks regained control (Gerson Verissimo has recently been named by Brazilian anti-trust authorities in an official enforcement action and remains subject to potential criminal prosecution) — failed to present to the Board any possible transactions or expressions of interest from potential buyers Last fall, the Herricks supported a recapitalization of the Company, specifically noting that a Today, the Herricks oppose our recapitalization plan, which is substantially recapitalization is a “major component similar to the plan they originally supported. In fact, the Herricks admit that of Herrick Foundation’s platform.” they oppose the recapitalization that is in the best interests of all shareholders because they wish to preserve their disproportionate voting power. In their proxy materials, the Herrick have stated that they have cooperated with the U.S. In reality, Todd and Kent Herrick are specifically excluded from the Department of Justice (DOJ) Company’s leniency agreement with the DOJ, based on, the Company in its ongoing anti-trust investigation. believes, their refusal to cooperate with investigating authorities. As a consequence, they remain subject to criminal prosecution. In addition, documents and witness testimony revealed during the investigation suggest that, at a minimum, the Herricks had knowledge of questionable business practices and potentially illegal anti-competitive activity when they were running the Company. The Herricks still insist the Company needs to adopt a “Say on Pay” proposal to improve Board oversight The Board has adopted a “Say on Pay” policy to be implemented at the of compensation. 2010 Annual Meeting that Glass Lewis & Co. has agreed is superior to the Herrick proposal, as it includes a review of the Compensation Discussion & Analysis which is excluded from the similar Herrick proposal. Although the Company adopted, we believe, a superior policy, the Herricks still put forward their proposal – once again wasting time, money, and resources in a continuing pattern of poor business judgment. The Herricks assert the Company has not “managed its business to maximize cash flows.” The Herricks managed the Company to the brink of bankruptcy, with negative free cash flows of $78.8 million, $97.3 million and $156.6 million in 2004, 2005 and 2006, respectively. While they claim to be focused on cash preservation, the Herricks’ actual proposals, such as paying regular dividends, retaining redundant and capital-intensive operations, and replacing the management team, would come at a dramatic expense during the worst economic downturn since the Great Depression. The Herricks say their attempt to remove and replace two directors at the November Special Meeting was not Despite the fact that the Board has nominated four new directors for about control, but was instead about election, all of whom are independent and highly qualified, the Herricks “selecting independent and highly still insist on seeking full control of the Board through their hand-picked qualified directors.” and under-qualified slate of directors.

Tecumseh Products Company has filed a definitive proxy statement/prospectus and other relevant documents concerning the annual meeting with the United States Securities and Exchange Commission (“SEC”) on July 10, 2009. Before soliciting proxies, the Company will provide shareholders with the definitive proxy statement/prospectus. The Company advises shareholders to read the definitive proxy statement/prospectus because it contains important information about the company and certain proposals to be presented to a vote of shareholders at its 2009 annual meeting. Shareholders may obtain free copies of the definitive proxy statement/prospectus and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Company’s definitive proxy statement/prospectus by accessing www.tecumseh.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting Georgeson Inc. toll free at (866) 203-1198 (banks and brokers call (212) 440-9800).
The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the annual meeting. Information about the participants is set forth in the definitive proxy statement/prospectus. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement/prospectus referred to above.
If you have any questions or need assistance with voting your shares on the WHITE proxy, please call:
199 Water Street, 26th Floor, New York, NY 10038 | Shareholders Call Toll Free: (866) 203-1198 | Banks and Brokers Call: (212) 440-9800